Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

WELLTOWER INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	457(o) and 457(r)	20,125,000	$85.50	$1,720,687,500	0.00014760	$253,973.48
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,720,687,500		$253,973.48
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fee Due							$253,973.48

(1)

Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rules 456(b) and 457(r) of the Securities Act.

(2)	Includes up to 2,625,000 shares of our common stock issuable upon exercise in full of the underwriters’ option to purchase additional shares of our common stock.